UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest even reported): August 3, 2009

NEW GREEN TECHNOLOGIES, INC.

(Exact Name of Registrant As Specified in Its Charter)

Florida	000-29743	88-0409143
(State Or Other Jurisdiction of Incorporation Or Organization)	(Commission File Number)	(IRS Employer Identification No.)

334 S. Hyde Park Avenue, Tampa, Florida  33606

(Address of Principal Executive Offices, Including Zip Code)

(813) 944-3185

(Registrant's Telephone Number, Including Area Code)

 (Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

         ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 3, 2009, the Board of Directors voted to change control of the executive management for the Corporation, and for resignation, and appointment of new directors.

The Board of Directors agreed and accepted the resignation of Craig A. Huffman as Chief Executive Officer of the Corporation. Such resignation was made by Mr. Huffman so that he can pursue other activities in his professional life and would allow for the Corporation to fulfill some initiatives which he gained into the Company. There were no material disagreements or matters between the Parties. Mr. Huffman was co-founder of the predecessor private company, Internal Command International, Inc., in 2001, and became Chief Executive Officer when the Company executed its reverse merger to become a public company in 2004. Mr. Huffman served in such capacity to 2007, when he stepped down from the position of CEO for 12 months, and took up the position again in 2008 until the present time.

The Board of Directors agreed and accepted the resignation of James Thomas as Director of the Corporation. Mr. Thomas was an original founder of the Corporation in 2001, and had served as a Director and other roles through the years. Mr. Thomas selected to leave the Board of Directors to allow for new management to take the direction of the Company with the new products and technologies. There were no material disagreements or matters between the Parties.

Whereas the Board of Directors hereby agrees that George Ring shall be appointed Interim Chief Executive Officer of NGRN.

The Board of Directors, appointed John Stanton and George Ring as Directors of the Corporation upon the departure of the above directors, effective immediately.

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Green Technologies, Inc.

Date: August 7, 2009	By:	/s/ George Ring
George Ring Interim Chief Executive Officer